Exhibit 99.1

News Release

Contacts:

MEDIA:	INVESTORS/ANALYSTS:
Mayura Hooper	Jeff Edwards
Charles Schwab	Charles Schwab
Phone: 415-667-1525	Phone: 817-854-6177

CHARLES SCHWAB CORPORATION ANNOUNCES EXECUTIVE TRANSITIONS

WESTLAKE, TEXAS – January 29, 2026 – The Charles Schwab Corporation (NYSE: SCHW) today announced several executive transitions, including two planned retirements and organizational updates.

Charles Schwab Bank Leadership Transition

Paul Woolway, CEO of Charles Schwab Bank, will retire on July 1, 2026, after more than 16 years with the company. Tyler Woulfe, Managing Director, Banking & Trust Services, will succeed Woolway as President and CEO of Charles Schwab Bank, effective July 1, 2026, and will report to Neesha Hathi, Managing Director, Wealth Advisory and Banking Services.

Internal Audit Leadership Transition

Mitch Mantua, General Auditor, also retires on July 1, 2026, after a decade of service. Jessica Bramhall, Managing Director, Internal Audit - Corporate, will become General Auditor, effective July 1, 2026, and will report functionally to the Audit Committee and administratively to Schwab President and CEO Rick Wurster.

Wealth Advisory and Banking Services

Neesha Hathi will lead a newly created Wealth Advisory and Banking Services organization, expanding her current responsibilities to include Charles Schwab Bank effective July 1, 2026. This organization will focus on deepening relationships with individual investors and advisors through expanded wealth advisory and lending capabilities. Hathi will continue to report to Wurster.

Technology, Operations, and Data

Dennis Howard, currently Chief Information Officer, will lead a newly formed Technology, Operations, and Data organization, expanding his current responsibilities to include operations alongside technology and data functions. As Chief Technology, Operations and Data Officer, Howard will continue to report to Wurster.

“These changes reflect the strength and depth of our leadership bench,” said Rick Wurster, President and CEO. “I want to thank Paul and Mitch for their significant contributions to Schwab and our clients. As they prepare for retirement, I’m confident that Tyler and Jessica will continue building on the strong foundations Paul and Mitch have established. These moves position us to continue delivering for the individuals, families, and businesses who trust Schwab with their financial lives.”

About Charles Schwab

The Charles Schwab Corporation (NYSE: SCHW) is a leading provider of financial services, with 38.5 million active brokerage accounts, 5.7 million workplace plan participant accounts, 2.2 million banking accounts, and $11.90 trillion in client assets. Through its operating subsidiaries, the company provides a full range of wealth management, securities brokerage, banking, asset management, custody, and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiary, Charles Schwab & Co., Inc. (member SIPC, https://www.sipc.org), and its affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent, fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through Schwab Advisor ServicesTM. Its primary banking subsidiary, Charles Schwab Bank, SSB (member FDIC and an Equal Housing Lender), provides banking and lending services and products. More information is available at https://www.aboutschwab.com.